UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2011

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6330 Nancy Ridge Drive, Suite 103, San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01                      Entry into Material Definitive Agreement

On January 3, 2011, NexMed (U.S.A.), Inc. and NexMed Holdings, Inc. (together, “NexMed”), wholly owned subsidiaries of Apricus Biosciences, Inc. (“Apricus” and, together with NexMed, the “Company”), entered into a license agreement (the “License Agreement”) with Elis Pharmaceuticals Ltd. (“Elis”), granting Elis the exclusive rights to commercialize Vitaros®, the Company’s erectile dysfunction treatment, in the United Arab Emirates, Oman, Bahrain, Qatar, Saudi Arabia, Kuwait, Lebanon, Syria, Jordan, Iraq and Yemen (the “Territory”).

Vitaros is approved for commercialization in Canada, and the application for approval to market Vitaros in the Territory is expected to be filed in the first half of 2011.  Under the License Agreement, Elis will have responsibility for filing for regulatory approval of Vitaros in the Territory.  Upon obtaining regulatory approval in a given country within the Territory, Elis will be required to commercially launch Vitaros in that country within three months, and thereafter to undertake certain efforts to successfully commercialize the product.

Under the License Agreement, the Company is entitled to receive upfront license fees and milestone payments of up to $2.1 million over the term of the License Agreement.  The future milestones are tied to regulatory approval and the achievement of certain levels of aggregate net sales of Vitaros.  Additionally, the Company is entitled to receive escalating tiered double-digit royalties on Elis’s sales of Vitaros in the Territory.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and Chief Financial Officer

Date: January 7, 2011